INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this ____ day of ______________, 2005 by and between Unified Series Trust (the “Trust”), an Ohio business trust on behalf of Polynous Growth Fund, and Polynous Capital Management, Inc., a California corporation (the “Advisor”).

1.          Duties of Advisor. The Trust hereby appoints the Advisor to act as investment advisor to Polynous Growth Fund (the “Fund”) for the period and on such terms set forth in this Agreement. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Fund, to determine in its discretion the assets to be held uninvested, to provide the Trust with records concerning the Advisor’s activities which the Trust is required to maintain, and to render regular reports to the Trust’s officers and Board of Trustees concerning the Advisor’s discharge of the foregoing responsibilities. The Advisor shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust’s Prospectus and Statement of Additional Information. The Advisor accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2.         Portfolio Transactions. The Advisor shall provide the Fund with a trading department. The Advisor shall select the brokers or dealers that will execute the purchases and sales of securities for the Fund, and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Fund are obtained. The Fund will bear all expenses associated with its investment activities, including, without limitation, brokerage commissions and custody expenses. Subject to policies established by the Board of Trustees of the Trust and communicated to the Advisor, it is understood that the will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission that another member of an exchange, broker or dealer would have charged, if the Advisor determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Advisor’s overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion. The Advisor will promptly communicate to the officers and Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

3.          Compensation of the Advisor. For the services to be rendered by the Advisor as provided in Section 1 and 2 of this Agreement, the Fund shall pay to the Advisor within five business days after the end of each calendar month, an annual fee, payable monthly fee, equal to 1.00% of the Fund’s average daily net assets for the month. The net asset value shall be calculated in the manner provided in the Fund’s Prospectus and Statement of Additional Information then in effect.

In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

4.          Reports. The Fund and the Advisor agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

5.          Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.

6.          Liability of Advisor. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Advisor of its obligations and duties hereunder, the Advisor shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgement, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

7.          Duration and Termination. This Agreement shall become effective on the effective date of the post-effective amendment to the Trust’s registration statement registering the shares of the Fund, provided that first it is approved by the Board of Trustees of the Trust, including a majority of those trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in section 15(c) of the Investment Company Act of 1940, as amended (the “Act”), and by the holders of a majority of the outstanding voting

Investment Advisory Agreement between UNIFIED SERIES TRUST and Polynous Capital Management, Inc., f/b/o Polynous Growth Fund

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securities of the Fund; and shall continue in effect for two years. Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by: (i) the Trust’s Board of Trustees or, (ii) by the vote of a “majority of the outstanding voting securities of the Fund” as defined in the 1940 Act; and in either event by a vote of a majority of those Trustees who are not parties to this Agreement or “interested persons” of any such party in the manner provided in section 15(c) of the Act. This Agreement may be terminated by the Trust, at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor at any time, without the payment of any penalty, upon not more than sixty (60) days’ written notice to the Trust. This Agreement will automatically terminate in the event of its assignment, as such term is defined in the 1940 Act. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

As used in this Section 7, the terms “assignment”, “interested person”, and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Act and Rule 18f-2 thereunder.

8.          Name of Advisor. The parties agree that the Advisor has a proprietary interest in the name “Polynous”, and the Trust agrees to promptly take such action as may be necessary to delete from its name and/or the name of the Trust any reference to the name of the Advisor promptly after receipt from the Advisor of a written request therefore.

9.          Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.	Governing Law and Questions of Interpretation.

(a)               This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Ohio.

(b)             Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by

Investment Advisory Agreement between UNIFIED SERIES TRUST and Polynous Capital Management, Inc., f/b/o Polynous Growth Fund

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rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

11.       Limitation of Trust’s Liability. The term “Unified Series Trust” means and refers to the Trust’s trustees from time to time serving under the Declaration of Trust as the same may be amended from time to time. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, Shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and Shareholders of the Fund and signed by the officers of the Trust, acting as such, and neither such authorization by such Trustees and Shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in the Declaration of Trust of the Trust. A copy of the Declaration of Trust is on file with the Secretary of State of Ohio.

12.       Amendment of this Agreement.        No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Advisor or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund.

13.        Records. All records held by the Advisor which are required to be maintained and preserved by the Fund in order to comply with Rules 31 a-1 and 31 a-2 of the Act remain the property of the Fund and will be surrendered promptly by the Advisor upon the request of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Investment Advisory Agreement between UNIFIED SERIES TRUST and Polynous Capital Management, Inc., f/b/o Polynous Growth Fund

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Unified Series Trust	Polynous Capital Management, Inc.

By: Anthony J. Ghoston, President	By: Kevin L. Wenck, President

Investment Advisory Agreement between UNIFIED SERIES TRUST and Polynous Capital Management, Inc., f/b/o Polynous Growth Fund

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